Exhibit 99.1

NEWS RELEASE

October 24, 2017

Nabors Announces Third-Quarter 2017 Earnings Results

HAMILTON, Bermuda, October 24, 2017 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported third-quarter 2017 operating revenues of $662 million, compared to operating revenues of $631 million in the second quarter of 2017.  The net loss from continuing operations, attributable to Nabors, for the current quarter was $121 million, or $0.42 per diluted share, compared to a loss of $117 million, or $0.41 per diluted share, last quarter.

Third-quarter adjusted EBITDA improved by 3% sequentially to $143 million.  The increase was largely attributable to a 7% increase in both rig activity and margins in the Company’s Lower 48 operations and higher margins internationally.  These increases were significantly offset by lower results in the Rig Services segment.  Although Nabors Drilling Solutions (NDS) achieved a 28% increase in adjusted EBITDA, it was more than offset by lower results in Canrig.  This resulted from an unexpected number of capital equipment cancellations and a larger number of delivery deferrals.

Anthony G. Petrello, Nabors Chairman, President and CEO, commented, “The sequential improvements in our drilling operations and NDS are notable, particularly in light of the weaker oil prices that characterized the third quarter.”

“The third quarter also marked the achievement of several milestones in the implementation of our numerous strategic initiatives.  Our Rigtelligent™ operating system has now been implemented on 95 of our rigs in the Lower 48 and is performing in line with our expectations.  The features of this software, along with our extensive focus on key performance indicators, is being increasingly recognized by our customers, as is the outperformance of our PACE®-X800 and PACE®-M800 rigs.  These rigs continued to be fully utilized.  We also deployed our first Quad PACE®-X800 rig into the south Texas market.”

“In our services portfolio, we conducted initial field testing of our ROCKit® AutoPilot fully automatic directional drilling system.  In these tests, we successfully completed five horizontal wells in a timeframe consistent with our best-in-class directional drillers.  One of these wells set a new record for this operator in this particular field.  Our iRacker™ and robotic pipe handling systems are also close to commercial deployment.”

“Most significantly, we announced two strategic acquisitions during the third quarter which will accelerate the implementation of our automation and services integration strategy.  In mid-August, we announced the signing of an agreement to acquire Tesco Corporation, a high-quality provider of tubular running services and manufacturer of drilling equipment, which we anticipate will close before year end.  In early September, we announced the acquisition of the Norwegian company, Robotic Drilling Systems (RDS).  RDS is a market leader in robotic drill floor systems for both land and offshore rig applications.  The addition of both of these highly respected companies significantly accelerates our programs to integrate additional services into our rigs and implement surface and downhole drilling automation.”

Consolidated and Segment Results

Adjusted operating income for the Company was a loss of $74 million for the quarter, as compared to a loss of $69 million in the prior quarter. During the third quarter, the Company averaged 212 rigs working

NEWS RELEASE

at an average gross margin of $10,749 per rig day, compared to 206 average rigs working at $10,809 per rig day during the second quarter.

The U.S. Drilling segment posted a 14% increase in adjusted EBITDA, at $43 million for the quarter with an average of 107 rigs working, compared to 101 rigs during the second quarter. The Lower 48 operation increased by seven average rigs working during the third quarter, including the deployment of its first of two Quad rigs in late July.  This upgrade capability is unique to the Company’s PACE®-X800 rigs.  The Quad configuration incorporates the ability to rack and handle four joints of drill pipe in a single stand.  This yields higher racking capacity and speeds up the tripping of pipe in and out of the well.  It also allows casing to be racked and run in double lengths which significantly reduces the time required for installation of the casing into the well.  The second Quad rig configuration is expected to soon commence operations in west Texas.”

Further increases in margins are expected as costs normalize and some expiring contracts renew to higher current spot rates.  Results should also benefit from the expected deployment, before year end, of the first two of the Company’s PACE®-M1000 new build SmartRig™ units that are currently under construction.  This rig features pad capabilities equivalent to the PACE®-X800 rig, but with one million pounds of hookload and higher racking capacity.

International adjusted EBITDA for the quarter was $137 million, a slight increase compared to the $135 million in the prior quarter. The improvement was attributable to higher average daily rig margins of $18,233 per rig day, with a little over one fewer average rigs working.  While the margins were to some extent boosted by exceptional performance, the Company expects the rig count to resume increasing in the fourth quarter.

Canada results were lower sequentially principally due to a less favorable rig mix and post breakup startup cost.  The average number of rigs working during the third quarter was 14, with average daily rig margins of $3,497.  The Company continues to expect sequential margin and activity improvement and meaningful full-year improvement in activity relative to 2016.

Adjusted EBITDA for Rig Services, which consists of the Company’s manufacturing, drilling technology, and other related services, was substantially lower with the aforementioned drop in Canrig shipments.  For the quarter, Rig Services posted $1.8 million compared with the $5.5 million realized in the second quarter of 2017.  Most of the lower Canrig volume was attributable to delivery deferrals, triggered by commodity concerns, by several customers into subsequent quarters.  Additionally, there were a smaller number of outright cancellations due to the loss of momentum in the U.S. Lower 48 rig count.  This offset a 28% sequential increase in NDS, which delivered $9.8 million in adjusted EBITDA for the quarter.  The increasing penetration of NDS services at higher margins is expected to continue improving quarterly results. Canrig is anticipated to be adjusted EBITDA positive during the fourth quarter of this year.

Petrello concluded, “I believe the steady progression in our operational results, in light of this year’s oil price-induced weakness across all of our markets, illustrates the validity of our strategy. Declining global oil and product inventories and better than expected demand should move the oil market close to balance in the near future.  Over the next several quarters, we expect to achieve commercialization of several automation and services integration initiatives.  As all of these components of our strategy commence, the utilization and margins of our existing fleet continue to improve, and NDS continues to grow, our results

NEWS RELEASE

should improve meaningfully.  This puts us in a good position to resume profitability, reduce debt and restore acceptable returns on capital in the coming years.”

“The two strategic acquisitions and numerous other recent and near-term developments represent significant steps in the attainment of these goals.  Further supporting our forward growth expectations is the imminent commencement of our groundbreaking joint venture with Saudi Aramco.  The JV has been named Sanad (Saudi Aramco Nabors Drilling) and represents a new paradigm in the operator-contractor relationship that will provide significant long-term benefits to both parties.”

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About Nabors

Nabors Industries (NYSE: NBR) owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides drilling equipment, directional drilling services, performance software, and other value added technologies for its own rig fleet and those of third parties.  Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues.  Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. Net debt is computed by subtracting the sum of cash and short-term investments from total debt.  Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make.  However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. In addition, securities analysts and investors use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A

NEWS RELEASE

reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or Nick Swyka, Director of Corporate Development & Investor Relations, +1 281-775-2407.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2017	2016	2017	2017	2016

Revenues and other income:
Operating revenues	$662,103	$519,729	$631,355	$1,856,008	$1,688,891
Earnings (losses) from unconsolidated affiliates	4	2	—	6	(221,918)
Investment income (loss)	373	310	(886)	208	923
Total revenues and other income	662,480	520,041	630,469	1,856,222	1,467,896

Costs and other deductions:
Direct costs	441,263	306,436	417,521	1,246,428	1,012,738
General and administrative expenses	65,010	56,078	63,695	192,114	175,036
Research and engineering	12,960	8,476	11,343	36,060	24,818
Depreciation and amortization	217,075	220,713	208,090	628,837	655,444
Interest expense	54,607	46,836	54,688	165,813	137,803
Other, net	5,559	10,392	10,104	29,173	267,403
Total costs and other deductions	796,474	648,931	765,441	2,298,425	2,273,242

Income (loss) from continuing operations before income taxes	(133,994)	(128,890)	(134,972)	(442,203)	(805,346)

Income tax expense (benefit)	(14,709)	(31,051)	(19,496)	(59,814)	(124,298)

Income (loss) from continuing operations, net of tax	(119,285)	(97,839)	(115,476)	(382,389)	(681,048)
Income (loss) from discontinued operations, net of tax	(27,134)	(12,187)	(15,504)	(43,077)	(14,097)

Net income (loss)	(146,419)	(110,026)	(130,980)	(425,466)	(695,145)
Less: Net (income) loss attributable to noncontrolling interest	(2,113)	(1,185)	(1,971)	(5,001)	990
Net income (loss) attributable to Nabors	$(148,532)	$(111,211)	$(132,951)	$(430,467)	$(694,155)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(121,398)	$(99,024)	$(117,447)	$(387,390)	$(680,058)
Net income (loss) from discontinued operations	(27,134)	(12,187)	(15,504)	(43,077)	(14,097)
Net income (loss) attributable to Nabors	$(148,532)	$(111,211)	$(132,951)	$(430,467)	$(694,155)

Earnings (losses) per share:
Basic from continuing operations	$(0.42)	$(0.35)	$(0.41)	$(1.35)	$(2.41)
Basic from discontinued operations	(0.10)	(0.04)	(0.05)	(0.16)	(0.05)
Total Basic	$(0.52)	$(0.39)	$(0.46)	$(1.51)	$(2.46)

Diluted from continuing operations	$(0.42)	$(0.35)	$(0.41)	$(1.35)	$(2.41)
Diluted from discontinued operations	(0.10)	(0.04)	(0.05)	(0.16)	(0.05)
Total Diluted	$(0.52)	$(0.39)	$(0.46)	$(1.51)	$(2.46)

Weighted-average number of common shares outstanding:
Basic	279,313	276,707	278,916	278,670	276,369
Diluted	279,313	276,707	278,916	278,670	276,369

Adjusted EBITDA	$142,870	$148,739	$138,796	$381,406	$476,299

Adjusted operating income (loss)	$(74,205)	$(71,974)	$(69,294)	$(247,431)	$(179,145)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,
(In thousands)	2017	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$220,326	$232,043	$295,202
Accounts receivable, net	621,640	582,787	508,355
Assets held for sale	37,275	78,407	76,668
Other current assets	295,680	280,931	275,614
Total current assets	1,174,921	1,174,168	1,155,839
Property, plant and equipment, net	6,051,606	6,142,216	6,267,583
Goodwill	173,321	167,246	166,917
Other long-term assets	688,737	608,828	596,676
Total assets	$8,088,585	$8,092,458	$8,187,015

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$196	$124	$297
Other current liabilities	830,478	876,443	821,637
Total current liabilities	830,674	876,567	821,934
Long-term debt	3,958,615	3,740,248	3,578,335
Other long-term liabilities	372,075	402,865	531,951
Total liabilities	5,161,364	5,019,680	4,932,220

Equity:
Shareholders’ equity	2,901,405	3,049,235	3,247,025
Noncontrolling interest	25,816	23,543	7,770
Total equity	2,927,221	3,072,778	3,254,795
Total liabilities and equity	$8,088,585	$8,092,458	$8,187,015

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2017	2016	2017	2017	2016

Operating revenues:
Drilling & Rig Services:
U.S.	$222,747	$116,095	$187,344	$572,025	$405,113
Canada	18,073	10,444	17,121	63,002	34,555
International	374,106	363,552	380,338	1,092,667	1,165,631
Rig Services (1)	87,538	58,950	93,014	251,993	152,051
Subtotal Drilling & Rig Services	702,464	549,041	677,817	1,979,687	1,757,350

Other reconciling items (2)	(40,361)	(29,312)	(46,462)	(123,679)	(68,459)
Total operating revenues	$662,103	$519,729	$631,355	$1,856,008	$1,688,891

Adjusted EBITDA: (3)
Drilling & Rig Services:
U.S.	$43,256	$37,299	$37,791	$107,676	$141,412
Canada	2,570	196	4,177	13,082	2,678
International	136,839	148,833	134,784	380,279	447,760
Rig Services (1)	1,823	(4,334)	5,472	5,188	(16,248)
Subtotal Drilling & Rig Services	184,488	181,994	182,224	506,225	575,602

Other reconciling items (4)	(41,618)	(33,255)	(43,428)	(124,819)	(99,303)
Total adjusted EBITDA	$142,870	$148,739	$138,796	$381,406	$476,299

Adjusted operating income (loss): (5)
Drilling & Rig Services:
U.S.	$(53,536)	$(58,876)	$(56,079)	$(172,797)	$(154,763)
Canada	(7,494)	(10,156)	(5,014)	(16,519)	(28,265)
International	32,316	43,595	36,174	80,464	144,326
Rig Services (1)	(4,671)	(12,937)	(1,268)	(15,048)	(43,238)
Subtotal Drilling & Rig Services	(33,385)	(38,374)	(26,187)	(123,900)	(81,940)

Other reconciling items (4)	(40,820)	(33,600)	(43,107)	(123,531)	(97,205)
Total adjusted operating income (loss)	$(74,205)	$(71,974)	$(69,294)	$(247,431)	$(179,145)

Rig activity:
Average Rigs Working: (6)
U.S.	107.2	57.3	100.6	98.9	58.6
Canada	13.5	8.8	12.4	15.9	8.5
International	91.3	97.4	92.7	91.3	103.0
Total average rigs working	212.0	163.5	205.7	206.1	170.1

(1)                     Includes our other services comprised of our manufacturing, directional drilling and complementary services.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                     Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands)	2017	2016	2017	2017	2016

Adjusted EBITDA	$142,870	$148,739	$138,796	$381,406	$476,299
Depreciation and amortization	(217,075)	(220,713)	(208,090)	(628,837)	(655,444)
Adjusted operating income (loss)	(74,205)	(71,974)	(69,294)	(247,431)	(179,145)

Earnings (losses) from unconsolidated affiliates	4	2	—	6	(221,918)
Investment income (loss)	373	310	(886)	208	923
Interest expense	(54,607)	(46,836)	(54,688)	(165,813)	(137,803)
Other, net	(5,559)	(10,392)	(10,104)	(29,173)	(267,403)
Income (loss) from continuing operations before income taxes	$(133,994)	$(128,890)	$(134,972)	$(442,203)	$(805,346)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	September 30,	June 30,	December 31,
(In thousands)	2017	2017	2016
	(Unaudited)

Current portion of debt	$196	$124	$297
Long-term debt	3,958,615	3,740,248	3,578,335
Total Debt	3,958,811	3,740,372	3,578,632
Less: Cash and short-term investments	220,326	232,043	295,202
Net Debt	$3,738,485	$3,508,329	$3,283,430